Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

March 30, 2020

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is by and among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party hereto (collectively, the “Approving Lenders”) and Wells Fargo Bank, National Association, in its capacity as Administrative Agent (the “Administrative Agent”), Swing Line Lender, and an L/C Issuer under that certain Third Amended and Restated Credit Agreement, dated as of October 31, 2018 (the “Credit Agreement”), by and among the Borrower, the Approving Lenders, any other Lenders from time to time party thereto, the Administrative Agent and any other Persons named therein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement, as amended by this Amendment.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement as more fully described herein; and

WHEREAS, the Approving Lenders and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Amendments to the Credit Agreement. Effective automatically and immediately (the “Effective Time”), so long as the conditions precedent set forth in Section 2 of this Amendment have been satisfied (or waived in writing by the Administrative Agent and the Approving Lenders), the parties hereto agree that the Credit Agreement is hereby amended as follows:

a)         The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Letter Agreement” means that certain Letter Agreement, dated as of February 26, 2020, by and between EQT Corporation, a Pennsylvania corporation, and the Borrower.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deferred Revenue Adjustment” means, as to any applicable period, an aggregate net amount determined by the Borrower in good faith equal to the difference between the amount of revenue recognized with respect to all contractual performance obligations and the amount of consideration received with respect to all contractual performance obligations. Upon the reasonable request of the Administrative Agent, the Borrower shall provide the Administrative Agent with supporting documentation for its calculation of the Deferred Revenue Adjustment.

“ETRN” means Equitrans Midstream Corporation, a Pennsylvania corporation.

“Eureka” means Eureka Midstream Holdings, LLC, a Delaware limited liability company, any successor thereof and any Subsidiary thereof.

“First Amendment” means the First Amendment to Credit Agreement, dated March 30, 2020, by and among the Borrower, the Lenders party thereto, the Administrative Agent and any other Persons party thereto.

“First Amendment Effective Date” means March 30, 2020.

“Gas Gathering Agreement” means that certain Gas Gathering and Compression Agreement, dated as of February 26, 2020, by and among EQT Corporation, a Pennsylvania corporation, EQT Production Company, a Pennsylvania corporation, Rice Drilling B LLC, a Delaware limited liability company, EQT Energy, LLC, a Delaware limited liability company, and EQM Gathering Opco, LLC, a Delaware limited liability company, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Intercompany Loan Agreement” means that certain Loan Agreement, dated as of March 3, 2020, by and between the Borrower, as lender, and ETRN, as borrower, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 26, 2020, by and among ETRN, the Borrower and the other Persons party thereto, as amended, restated, supplemented, modified, waived or replaced from time to time.

“MVP Project” means that certain Qualified Project referred to as the “MVP Project” in that certain letter agreement with respect to Qualified Project EBITDA Adjustments, dated as of October 25, 2019, by and between the Borrower and the Administrative Agent.

“Partnership Restructuring Event” has the meaning given to such term in the Partnership Agreement.

“Partnership Rollup Event” has the meaning given to such term in the Partnership Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Share Purchase Agreements” means (i) that certain Share Purchase Agreement, dated as of February 26, 2020, by and between EQT Corporation, a Pennsylvania corporation, and ETRN, pursuant to which ETRN agreed to purchase Equity Interests in ETRN from EQT Corporation in exchange for cash and (ii) that certain Share Purchase Agreement, dated as of February 26, 2020, by and between EQT Corporation and ETRN, pursuant to which ETRN agreed to purchase Equity Interests in ETRN from EQT Corporation in exchange for a promissory note issued by ETRN in favor of EQT Corporation and which promissory note was assigned to the Borrower, in each case, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Specified Transactions” means (i) the negotiation, execution and delivery of, and the consummation of the transactions under, the Merger Agreement, (ii) the negotiation, execution and delivery of each of the Gas Gathering Agreement, the Intercompany Loan Agreement, the Share Purchase Agreements, the letter agreement described in clause (i) of the definition of Water Services Transaction below and any similar agreement described in clause (ii) of such definition, and the Credit Letter Agreement, and (iii) the negotiation, execution and delivery of, and the consummation of the transactions under, any documentation governing a transaction permitted by Sections 7.01, 7.05 (including any Partnership Rollup Event or Partnership Restructuring Event), 7.08 or 7.09, in each case, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

“Supported QFC” has the meaning specified in Section 10.25.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of August 16, 2019, by and among the Borrower, as borrower, Toronto Dominion (Texas) LLC, as administrative agent, the lenders party thereto and any other parties thereto as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

“Water Services Transaction” means (i) the transactions contemplated by that certain letter agreement, dated as of February 26, 2020, by and between affiliates of EQT Corporation, a Pennsylvania corporation, and certain Subsidiaries of the Borrower concerning the procurement, storage, transportation and/or supply of fresh and produced water and (ii) any other material procurement, storage, transport, and/or supply agreement for fresh and produced water, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

b)             The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	by replacing the “Pricing Grid” in its entirety with the following “Pricing Grid”:

PRICING GRID

Pricing Level	Public Debt Ratings S&P/Moody’s/Fitch	Commitment Fee	Eurodollar Rate	Letters of Credit	Base Rate
1	BBB+/Baa1/BBB+ or higher	0.125%	1.125%	1.125%	0.125%
2	BBB/Baa2/BBB	0.150%	1.250%	1.250%	0.250%
3	BBB-/Baa3/BBB-	0.200%	1.375%	1.375%	0.375%

4	BB+/Ba1/BB+	0.300%	1.750%	1.750%	0.750%
5	BB/Ba2/BB	0.350%	2.000%	2.000%	1.000%
6	BB-/Ba3/BB-	0.400%	2.375%	2.375%	1.375%
7	B+/B1/B+ or lower or unrated by S&P and Moody’s	0.500%	2.750%	2.750%	1.750%

(ii)	by amending and restating the fourth sentence under the defined term “Public Debt Ratings” to read in its entirety as follows:

In the event that the Borrower does not have a Public Debt Rating from at least one of S&P or Moody’s, then the Applicable Rate shall be calculated at “Pricing Level 7” on the “Pricing Grid” above.

(iii)	by adding a final sentence under the defined term “Public Debt Ratings” to read in its entirety as follows:

For the avoidance of doubt, the pricing level in effect on the First Amendment Effective Date shall be “Pricing Level 5” on the “Pricing Grid” above.

c)                  The definition of “Bail-In Action” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

d)                  The definition of “Bail-In Legislation” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

e)                  The definition of “Capital Lease” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference therein to “capital lease” with “finance lease”.

f)               The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Change of Control” means (a) the failure of the Borrower to own, directly or indirectly, 100% of the Capital Stock of Equitrans, L.P. or (b) except in connection with a transaction permitted by and consummated in accordance with Section 7.05(iv), (i) the failure of ETRN to own, directly or indirectly, a majority of the Voting Stock of the General Partner, or (ii) the failure of the General Partner to be the general partner of, and to Control, the Borrower.

g)             The definition of “Commercial Operation Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Commercial Operation Date” means, as context may require, the date on which a Qualified Project is scheduled to be or is actually substantially complete and commercially operable or, at the option of the Borrower, (a) with respect to a Qualified Project (other than the MVP Project) of any Designated Joint Venture, a later date reasonably agreed by the Borrower and the Administrative Agent in light of the anticipated timing of dividends and distributions from such Designated Joint Venture (but in any event no later than the end of the first full fiscal quarter after such a Qualified Project is substantially complete and commercially operable) and (b) with respect to the MVP Project, December 31, 2020 or a later date reasonably agreed by the Borrower and the Administrative Agent (acting on the direction of the Required Lenders).

h)            The definition of “Compliance Certificate” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form reasonably acceptable to the Administrative Agent.

i)              The definition of “Consolidated Debt” in Section 1.01 of the Credit Agreement is hereby amended by adding the word “consolidated” immediately prior to the first instance of the word “Debt” in such definition.

j)               The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, subject to Section 1.03(c), an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Charges, (iii) transaction expenses incurred for such period related to (A) the execution and delivery of this Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses), (B) the execution and delivery of the Term Loan Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses), (C) the Specified Transactions, (D) any Qualified Acquisition and (E) any other debt incurrence permitted under Section 7.09, provided, that, no such transaction expenses incurred after the First Amendment Effective Date that exceed $10 million, in the aggregate, shall be added pursuant to this clause (iii), and (iv) depreciation and amortization expense plus (c) the amount of cash dividends and cash distributions earned in such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures, provided that the amount of cash dividends and cash distributions earned in such period from Designated Joint Ventures formed, designated or otherwise acquired after the First Amendment Effective Date and added pursuant to this clause (c)(ii) shall not exceed, in the aggregate twenty-five percent (25%) of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined before giving effect to the inclusion of any such amounts from such Designated Joint Ventures) plus (d) the amount collected during the period from finance lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income plus (e) non-cash long term compensation expenses plus (f) to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of consideration received over the amount of revenue recognized, which would have had the effect of reducing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment minus (g) to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower minus (h) any amounts previously added to Consolidated EBITDA pursuant to clause (e) above during a prior period to the extent they are paid in cash during the current period minus (i) to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of revenue recognized over the amount of consideration received, which would have had the effect of increasing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment.

k)            The definition of “Consolidated Net Tangible Assets” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries minus the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), in accordance with GAAP.

l)              The definition of “Consolidated Subsidiaries” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Subsidiaries” means, at any date, any Subsidiary or other entity, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date. Notwithstanding the above, it is understood and agreed that a Designated Joint Venture, upon consummation of the assumption or acquisition by the Borrower or any of its Subsidiaries of membership interests or other interests in such Designated Joint Venture, will not be considered to be a Consolidated Subsidiary for purposes of this Agreement whether or not it is required to be consolidated by GAAP; provided, that for the purposes of Sections 5.04(c), 6.01(a) and 6.01(b), “Consolidated Subsidiaries” shall include such Designated Joint Venture if and to the extent required to be consolidated by GAAP; provided further, that in such instances, the Borrower will provide such financial information for such Designated Joint Venture to the Lenders as the Lenders shall reasonably request to enable the Lenders to verify what adjustments were made by the Borrower to Consolidated Debt, Consolidated EBITDA and other consolidated amounts in order to exclude such Designated Joint Venture in calculating compliance with Section 7.02 of this Agreement.

m)           The definition of “Debt” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clauses (a) and (d) in their entirety to read as follows:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (provided that, at no time shall surety bonds, performance bonds or similar instruments be included within this clause (a) except to the extent of a reimbursement obligation then outstanding);

(d)	debt (excluding at any time (i) prepaid interest thereon and (ii) surety bonds, performance bonds or similar instruments to the extent there is not a reimbursement obligation then outstanding) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

n)              The definition of “Designated Joint Venture” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Designated Joint Venture” means, (a) Mountain Valley Pipeline, (b) Eureka, (c) if so elected by the Borrower, with the prior written consent of the Administrative Agent, one or more of Borrower’s non-wholly owned subsidiaries, whether owned on the Closing Date or created or acquired after the Closing Date and (d) any direct or indirect subsidiary of any Designated Joint Venture under clause (a), (b) or (c) of this definition while such election is in effect (it being understood and agreed that, for the avoidance of doubt, if any Designated Joint Venture under clause (a), (b) or (c) of this definition (i) would be a wholly-owned Subsidiary of the Borrower but for its status as a Designated Joint Venture, the Borrower may make an election to designate such Designated Joint Venture as a Subsidiary (it being further understood and agreed that the Borrower may not subsequently elect to re-designate a wholly-owned Subsidiary as a Designated Joint Venture) or (ii) would cease to have any direct or indirect ownership retained by the Borrower, such entity shall, automatically and without further notice or other action, cease to be a Designated Joint Venture for all purposes under this Agreement).

o)             The definition of “Fee Letters” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fee Letters” means, collectively, (i) the fee letter agreement, dated October 9, 2018 among the Borrower and Wells Fargo, (ii) the fee letter agreement, dated October 9, 2018 among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, PNC Capital Markets, LLC and PNC Bank, (iii) the fee letter agreement, dated as of March 30, 2020 between the Borrower, Wells Fargo and Wells Fargo Securities, LLC, and (iv) with respect to an L/C Issuer, any additional fee letter agreement between it and the applicable Borrower with respect to Letters of Credit issued hereunder by such L/C Issuer.

p)             The definition of “General Partner” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirely to read as follows:

“General Partner” means EQGP Services, LLC, a Delaware limited liability company (including any permitted successors and assigns under the Partnership Agreement) or any other Person that becomes the general partner of the Borrower so long as such Person is a Subsidiary of ETRN.

q)             The definition of “Material Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Material Subsidiary” means any Domestic Subsidiary of Borrower for which (i) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Borrower and its Consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Borrower and its

Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year.

r)              The definition of “Partnership Agreement” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirely to read as follows:

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower dated as of April 10, 2019 among the General Partner, Equitrans Gathering Holdings, LLC, EQM GP Corporation and Equitrans Midstream Holdings, LLC, together with any other Persons (as defined therein) who are or who become Partners (as defined therein) in the Borrower or parties thereto as provided therein, as amended through the First Amendment Effective Date and as further amended, restated, amended and restated, or otherwise modified from time to time in a manner not prohibited by this Agreement.

s)             The definition of “Permitted Transferee” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

t)             The definition of “Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating the third sentence thereof in its entirety to read as follows:

Notwithstanding the above, it is understood and agreed that a Designated Joint Venture shall not be a “Subsidiary” of the Borrower for purposes of this Agreement (subject to the parenthetical at the end of the definition of “Designated Joint Venture”).

u)             The definition of “Write-Down and Conversion Powers” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

v)             Section 1.03(c)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i)       For purposes of calculating compliance with the financial covenant set forth in Section 7.02, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Debt shall be calculated on a pro forma basis as if any Acquisition or Material Disposition occurring during the period referenced in clause (b) of the definition of Consolidated Leverage Ratio in Section 1.01 had been consummated at the beginning of such period.

w)            Section 2.18 of the Credit Agreement is hereby amended by amending and restating the first sentence of clause (a) in its entirety to read as follows:

The Borrower may, from time to time, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect; provided that not more than two such extensions shall be effected.

x)             Section 5.04(c) of the Credit Agreement is hereby amended by replacing references therein to “the Borrower and its Consolidated Subsidiaries” with “the Borrower and its Consolidated Subsidiaries (or, if applicable, ETRN and its consolidated subsidiaries)”.

y)             Section 5.20 of the Credit Agreement is hereby amended by replacing references therein to “EEA” with “Affected”.

z)             Section 6.01 of the Credit Agreement is hereby amended by

(i)	amending and restating clauses (a) and (b) in their entirety to read as follows:

(a)       as soon as available, and in any event within the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Notwithstanding the foregoing, after the “effective time” (however denominated with respect to the closing of the relevant transactions) under the Merger Agreement, the obligations set forth in this Section 6.01(a) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) a consolidated balance sheet of ETRN (or another public parent of the Borrower) and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by ETRN (or such other public parent of the Borrower), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (B) supplemental information reasonably available to the Borrower that explains in reasonable detail the differences between the information relating to ETRN (or such other public parent of the Borrower) and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand. If the financial statements of ETRN are used for this purpose, the delivery timeline in the first clause (ii) above shall be deemed to mean five (5) days after such information is required to be filed with the SEC with respect to ETRN (or such other public parent of the Borrower);

(b)       as soon as available, and in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower beginning with the fiscal quarter ended March 31, 2019 and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the General Partner, on behalf of the

Borrower. Notwithstanding the foregoing, after the “effective time” (however denominated with respect to the closing of the relevant transactions) under the Merger Agreement, the obligations set forth in this Section 6.01(b) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) a consolidated balance sheet of ETRN (or another public parent of the Borrower) and its consolidated subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of ETRN’s (or such other public parent of the Borrower’s) fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of ETRN’s (or such other public parent of the Borrower’s) previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of ETRN (or such other public parent of the Borrower) and (B) supplemental information reasonably available to the Borrower that explains in reasonable detail the differences between the information relating to ETRN (or such other public parent of the Borrower) and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand. If the financial statements of ETRN (or such other public parent of the Borrower) are used for this purpose, the delivery timeline in the first clause (ii) above shall be deemed to mean five (5) days after such information is required to be filed with the SEC with respect to ETRN (or such other public parent of the Borrower);

(ii) amending the first paragraph appearing in the flush portion of Section 6.01 of the Credit Agreement to (a) add “, ETRN’s website on the Internet at the website provided to the Administrative Agent (which as of the First Amendment Effective Date is https://www.equitransmidstream.com) or another website provided to the Administrative Agent in a notice from the Borrower” immediately after the reference to “Schedule 10.02” appearing therein, (b) striking “(i)” and (c) striking “, and (ii) on which the Borrower notifies (which may be facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents”.

aa)              Section 6.03(b) of the Credit Agreement is hereby amended by replacing the reference therein to “EQT Corporation and its Subsidiaries or a Permitted Transferee” with “ETRN”.

bb)           Section 7.01 of the Credit Agreement is hereby amended by amending and restating each of clauses (l), (m), and (x) in their entirety to read as follows:

(l)       Liens, if any and at any time, in favor of the Administrative Agent or any Lender securing, or constituting a set-off right in respect of, any of the Obligations or any Cash Collateral required under the Loan Documents;

(m)     (i)     Liens on “Incremental Term Loan Cash Collateral” securing only “Incremental Term Loans” and (ii) setoff rights at any time provided under the Term Loan Agreement or any other financing permitted hereunder;

(x)       Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations not to exceed in the aggregate an amount equal to 5% of Consolidated Net Tangible Assets at the time of creation, incurrence, assumption or imposition of such Lien; and

cc)           Section 7.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.02       Financial Covenant. The Borrower will not permit the Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower, to be anything other than as set forth in the table below:

Fiscal Quarter	Consolidated Leverage Ratio
Each fiscal quarter ending prior to the First Amendment Effective Date	Less than or equal to 5.00 to 1.00
Each fiscal quarter ending on and after the First Amendment Effective Date and on or prior to March 31, 2021	Less than or equal to 5.75 to 1.00
Each fiscal quarter ending on and after June 30, 2021 and on or prior to December 31, 2021	Less than or equal to 5.50 to 1.00
Each fiscal quarter ending on and after March 31, 2022 and on or prior to December 31, 2022	Less than or equal to 5.25 to 1.00
Each fiscal quarter ending on and after March 31, 2023	Less than or equal to 5.00 to 1.00

provided, that subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the First Amendment Effective Date), the maximum Consolidated Leverage Ratio permitted with respect to each of the first three consecutive quarters ending following such Qualified Acquisition shall be increased by 0.50; provided, further, that the maximum Consolidated Leverage Ratio permitted with respect to any of such first three consecutive fiscal quarters ending following such Qualified Acquisition shall not exceed the greater of (x) 5.50 to 1.00 and (y) the maximum Consolidated Leverage Ratio for such fiscal quarter specified in the table above.

dd)              Section 7.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.03       Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate unless any such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Subsidiary) on the other hand, shall be on an arm’s length basis and on terms no less favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Subsidiary); provided, that the foregoing provisions of this Section shall not (a) prohibit the Borrower and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or a Subsidiary from engaging in a transaction or transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit the Borrower or a Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower and its Subsidiaries from entering into a definitive agreement with respect to or effecting (i) a Partnership Restructuring Event and the transactions related thereto or (ii) a Partnership Rollup Event or a Drop-Down Acquisition with ETRN, any of its Subsidiaries or any of its or their respective Affiliates and the transactions related thereto, and in each case shall not prohibit the performance by any Person party thereto of their obligations thereunder, (f) prohibit any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters, (g) prohibit the Borrower or any of its Subsidiaries from engaging in a transaction with an Affiliate if such transaction has been approved by the conflicts committee of the General Partner, (h) prohibit transactions between the Borrower or any Subsidiary or Designated Joint Venture, on the one hand, and any Subsidiary or Designated Joint Venture, on the other hand, that are on terms and conditions reasonably fair to the Borrower in all material respects in the good faith judgment of the Borrower, (i) prohibit transactions involving any employee benefit plans or related trusts and (j) prohibit the payment of reasonable compensation, fees and expenses (as determined by the Borrower) to, and indemnity provided on behalf of, the General Partner and directors, employees and officers of the General Partner, the Borrower or any Subsidiary.

ee)              Section 7.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.05.       Mergers and Fundamental Changes. Borrower will not, nor will it permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, and (C) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Subsidiary of the Borrower may merge with or into another Subsidiary of the Borrower or any other Person, (iii) any Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) the Borrower may enter into a definitive agreement with respect to or effecting a Partnership Rollup Event or a Partnership Restructuring Event or otherwise merge with or into ETRN or any Subsidiary thereof, so long as (A) no Default or Event of Default shall exist or be caused thereby, (B) the Borrower continues in existence or the surviving entity assumes the Borrower’s obligations under this Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent, (C) the Borrower continues in existence or the surviving entity has an Investment Grade Rating, and (D) the Lenders have, to the extent reasonably requested prior to the closing of such transaction, satisfied reasonably required “know your customer” diligence on any counterparty in connection with such transaction.

ff)            Section 7.08 of the Credit Agreement is hereby amended by replacing the first word thereof with “Except in the case of a Partnership Rollup Event or a Partnership Restructuring Event, the”.

gg)           Section 7.09 of the Credit Agreement is hereby amended by:

(i) deleting the “and” appearing at the end of clause (g);

(ii) amending and restating clause (h) in its entirety to read as follows:

(h)       other Debt of the Subsidiaries of the Borrower so long as, after giving effect to the incurrence of such Debt, the aggregate outstanding principal amount of all such Debt outstanding under this clause (h) does not exceed 5% of Consolidated Net Tangible Assets at the time of incurrence; and

(iii) adding clause (i) to read in its entirety as follows:

(i)              any Debt of a direct or indirect Subsidiary of the Borrower to the Borrower or any other direct or indirect Subsidiary of the Borrower in connection with intercompany arrangements.

hh)              Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.10.       Changes in Fiscal Year; Organization Documents. The Borrower shall not (a) make changes to its (i) fiscal year or (ii) Organization Documents, which, in either case, would reasonably be expected to have a Material Adverse Effect or (b) change the definitions of “Partnership Rollup Event” or “Partnership Restructuring Event” in the Partnership Agreement in a manner materially adverse to the Lenders.

ii)                 A new Section 7.11 of the Credit Agreement is hereby added as follows:

7.11.       Burdensome Agreements. Neither the Borrower nor any Subsidiary shall enter into any Contractual Obligation that limits the ability (i) of any Subsidiary to make cash dividends or other distributions to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations, other than, in each case, any such limitation existing under or by reason of:

(a)        this Agreement or any other Loan Document;

(b)        applicable Laws;

(c)       any Contractual Obligation outstanding on the First Amendment Effective Date;

(d)       any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation related only to such property or (ii) of any Subsidiary existing at the time such Subsidiary was merged or consolidated with or into, or acquired by the Borrower or a Subsidiary of the Borrower, or otherwise became a Subsidiary of the Borrower, in each case not created in contemplation of such acquisition, merger or consolidation or otherwise becoming a Subsidiary of the Borrower;

(e)       customary non-assignment provisions entered into in the ordinary course of business;

(f)       restrictions on cash or other deposits or on net worth (or other measure of creditworthiness) imposed by customers, suppliers, landlords or tenants under Contractual Obligations entered into in the ordinary course of business;

(g)       any Contractual Obligation related to any Debt or any Lien not prohibited by this Agreement;

(h)       any Contractual Obligation related to any sale, transfer or other Disposition of a Subsidiary or any other property not prohibited by this Agreement pending the consummation of such sale, transfer or other Disposition; provided that such restrictions and conditions apply only to such Subsidiary or such other property that is the subject of such sale, transfer or other Disposition;

(i)       any Contractual Obligation related to preferred equity interests issued by the Borrower, any Subsidiary of the Borrower, or any direct or indirect parent of any of the foregoing, or the payment of dividends thereon in accordance with the terms thereof; provided that (x) the issuance of such preferred equity interests is not otherwise prohibited by this Agreement and (y) the terms of such preferred equity interests do not expressly restrict the ability of any Subsidiary to make Restricted Payments (other than requirements to pay dividends or liquidation preferences on such preferred equity interests prior to paying any Restricted Payments);

(j)        customary provisions in joint venture agreements and other similar agreements applicable to joint ventures not otherwise prohibited by this Agreement and applicable solely to such joint venture;

(k)        Contractual Obligations related to (i) the Merger Agreement, (ii) a Partnership Restructuring Event, (iii) a Partnership Rollup Event or (iv) another transaction permitted under Section 7.05;

(l)        Contractual Obligations where the stated liability (for the avoidance of doubt, excluding any inchoate or contingent liabilities) of the Borrower or any of its Subsidiaries under such Contractual Obligations does not exceed $25,000,000 per fiscal year in the aggregate at any one time for all such Contractual Obligations;

(m)       customary provisions in leases, subleases, licenses or asset sale or purchase agreements otherwise permitted by this Agreement so long as such restrictions relate solely to the assets subject thereto;

(n)       customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(o)       any Contractual Obligation (i) with respect to surety bonds, performance bonds or similar instruments, and guarantees associated therewith, (ii) constituting an indemnity or performance obligation and guarantees associated therewith, or (iii) evidencing letters of credit and related documentation, in each case to the extent not otherwise prohibited by this Agreement;

(p)       any Contractual Obligation that is primarily commercial in nature, including but not limited to gas gathering agreements, water services contracts, transportation agreements, procurement contracts for goods and services and other agreements or arrangements for the purchase, sale, transportation, gathering, collection, supply, and/or storage, of natural gas or other hydrocarbons, or similar transactions or services with respect to natural gas or other hydrocarbons; or

(q)       any amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing of any restriction, provision or Contractual Obligation otherwise permitted under this Section 7.11; provided that any such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing is no more restrictive, when taken as a whole, with respect to such limitations than those contained in such Contractual Obligations as in effect immediately prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing.

jj)                 Section 8.01(h) of the Credit Agreement is hereby amended by replacing the reference in clause (x) therein to “EQT Corporation or a Permitted Transferee” with “ETRN, any direct or indirect subsidiary thereof or EQT Corporation”.

kk)              Section 10.23 of the Credit Agreement is hereby amended by (i) replacing the references therein to “EEA Financial Institution” with “Affected Financial Institution”, (ii) replacing the references therein to “an EEA Resolution Authority” with “the applicable Resolution Authority” and (iii) replacing the reference therein to “any EEA Resolution Authority” with “the applicable Resolution Authority”.

ll)                 A new Section 10.25 of the Credit Agreement is hereby added as follows:

10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

mm)         Exhibit C of the Credit Agreement is hereby amended and restated in the form attached hereto as Annex I.

2.                  Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

a)                  the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Approving Lenders (which shall constitute the “Required Lenders” as defined in the Credit Agreement) and the Administrative Agent;

b)                  the representations and warranties contained in Section 3 of this Amendment shall be true and correct in all respects as of the Effective Time; and

c)                  the Borrower shall have paid all fees and other amounts required to be paid by the Borrower on or prior to the Effective Time pursuant to the Credit Agreement and that certain fee letter agreement, dated as of March 30, 2020 between the Borrower, Wells Fargo and Wells Fargo Securities, LLC to the extent such fees and other amounts are invoiced to the Borrower at least three (3) Business Days prior to the Effective Time.

3.                  Representations and Warranties. The Borrower hereby represents and warrants as follows as of the Effective Time:

a)                  The Borrower has taken all necessary corporate or other organizational action to authorize the execution and delivery of this Agreement and performance of the Credit Agreement, as amended by this Agreement. Each of this Amendment and the Credit Agreement as modified hereby constitutes the valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or similar laws of general application relating to the enforcement of creditors’ rights; and

b)                  The representations and warranties of the Borrower contained in Article V of the Credit Agreement (except the representations and warranties in Sections 5.04(d) and 5.05 of the Credit Agreement, as to any matter which has heretofore been disclosed in writing by the Borrower to the Lenders by written notice given to the Administrative Agent), shall be true and correct in all material respects (provided that (i) if a representation or warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects, and (ii) the representation and warranty made in Section 5.15(a) of the Credit Agreement is true and correct in all respects) on and as of the Effective Time (or, if such representation or warranty speaks as of an earlier date, as of such earlier date).

c)                  No Default exists immediately prior to and immediately after giving effect hereto.

4.                  Reference to and Effect on the Credit Agreement.

a)                  This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement, as amended hereby.

b)                  Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

c)                  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Except with respect to the subject matter hereof and the changes contemplated hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.                  Governing Law; Venue; Waiver of Right to Trial by Jury; No General Partner’s Liability for Revolving Facility. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York. Sections 10.17(b), 10.19 and 10.22 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

6.                  Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.                  Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

EQM MIDSTREAM PARTNERS, LP, as the Borrower

By: EQGP Services, LLC, its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and an Approving Lender

By:	/s/ Borden Tennant
Name:	Borden Tennant
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as an Approving Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as an Approving Lender

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Managing Director

Signature Page to First Amendment to Credit Agreement

BARCLAYS BANK PLC, as an Approving Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page to First Amendment to Credit Agreement

CITIBANK, N.A., as an Approving Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

GOLDMAN SACHS BANK USA, as an Approving Lender

By:	/s/ Jamie Minieri
Name:	Jamie Minieri
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A., as an Approving Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Signature Page to First Amendment to Credit Agreement

MUFG BANK, LTD., as an Approving Lender

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Director

Signature Page to First Amendment to Credit Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as an Approving Lender

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement

BANK OF AMERICA, N.A., as an Approving Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

Signature Page to First Amendment to Credit Agreement

BMO HARRIS BANK N.A., as an Approving Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Managing Director

Signature Page to First Amendment to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as an Approving Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Nicolas Thierry
Name:	Nicolas Thierry
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as an Approving Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Annie Chung
Name:	Annie Chung
Title:	Director

Signature Page to First Amendment to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as an Approving Lender

By:	/s/ Michael Maguire
Name:	Michael Maguire
Title:	Managing Director

Signature Page to First Amendment to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as an Approving Lender

By:	/s/ William S. Rogers
Name:	William S. Rogers
Title:	Senior Vice President

Signature Page to First Amendment to Credit Agreement

TRUIST BANK formerly known as BRANCH BANKING AND TRUST COMPANY, as an Approving Lender

By:	/s/ Max Greer
Name:	Max Greer
Title:	Senior Vice President

Signature Page to First Amendment to Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as an Approving Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

By:	/s/ Jacob W. Lewis
Name:	Jacob W. Lewis
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement

THE HUNTINGTON NATIONAL BANK, as an Approving Lender

By:	/s/ Phil Andresen
Name:	Phil Andresen
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

FIRST NATIONAL BANK OF PENNSYLVANIA, as an Approving Lender

By:	/s/ Robert E. Heuler
Name:	Robert E. Heuler
Title:	Vice Pres.

Signature Page to First Amendment to Credit Agreement

THE BANK OF NEW YORK MELLON, as an Approving Lender

By:	/s/ John T. Smathers
Name:	John T. Smathers
Title:	Director

Signature Page to First Amendment to Credit Agreement

Annex I

Exhibit C

(See attached)

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _____

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of October 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers therein named.

The undersigned Responsible Officer hereby certifies to the Administrative Agent and the Lenders (solely in his/her official capacity and not any individual capacity) as of the date hereof that he/she is the ____________________________________1 of the General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the General Partner, acting on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The [(A)]2 year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of [the Borrower / ETRN / [ • ]3]4 ended as of the above date, together with the report and opinion of an independent certified public accountant [and (B) supplemental information that explains in reasonable detail the differences between the information relating to [ETRN / [ • ] 5]]6 and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand, in each case as]7 required by such section are:

[select one]:

[attached hereto as Schedule 1]

-- or --

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

1 If this is a quarterly compliance certificate, it must be signed by the chief financial officer or the chief accounting officer.

2 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(a).

3 Legal name of other public parent.

4 Select as appropriate.

5 Legal name of other public parent.

6 Select as appropriate.

7 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(a).

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.       The [(A)]8 unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of [the Borrower/ ETRN / [ • ] 9]10 ended as of the above date [and (B) supplemental information that explains in reasonable detail the differences between the information relating to [ETRN / [ • ] 11]12 and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand, in each case as]13 required by such section are:

[select one]:

[attached hereto as Schedule 1]

-- or --

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

Such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the [Borrower and its Consolidated Subsidiaries / ETRN and its consolidated subsidiaries / [ • ] 14 and its consolidated subsidiaries]15 in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements referenced in paragraph 1 above.

3.       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one]:

[to the best knowledge of the undersigned during such fiscal period, (a) the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and (b) no Default exists.]

8 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(b).

9 Legal name of other public parent.

10 Select as appropriate.

11 Legal name of other public parent.

12 Select as appropriate.

13 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(b).

14 Legal name of other public parent.

15 Select as appropriate.

--or--

[the following covenants or conditions have not been performed or observed [or: the following Default exists] and the following is a list of each such Default and its nature and status:]

4.       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects as of the “Financial Statement Date” referenced above.

5.       Attached hereto as Schedule 3 is a complete and accurate list as of the last day of the fiscal period referenced above of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, and the Borrower’s direct or indirect percentage ownership therein. As of the date hereof, each such Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title:

Schedule 1

to the Compliance Certificate

Financial Statements

[select one]:

[See attached]

-- or --

[Available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement]

Schedule 2

to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended

___________________ (“Statement Date”)

Section 7.02 – Consolidated Leverage Ratio.

I.	Consolidated Debt for fiscal quarter ended the Statement Date

	A.	Debt of the Borrower and its Subsidiaries on a consolidated basis at Statement Date:	$____________________

	B.	Debt of the Borrower or a Subsidiary solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or such Subsidiary securing indebtedness of such Designated Joint Venture:	$____________________

	C.	Consolidated Debt on the Statement Date (Lines 1.A. - 1.B.):	$____________________

II.	Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date

	A.	Consolidated Net Income for such period:	$____________________

	B.	to the extent deducted in determining Consolidated Net Income for such period, taxes based on or measured by income:	$____________________

	C.	to the extent deducted in determining Consolidated Net Income for such period, Consolidated Interest Charges:	$____________________

	D.	to the extent deducted in determining Consolidated Net Income for such period, transaction expenses, provided, that, no such transaction expenses incurred after the First Amendment Effective Date that exceed $10.0 million, in the aggregate, shall be added pursuant to this Line II.D, related to:	$____________________

	i. the execution and delivery of the Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses):	$____________________

	ii. the execution and delivery of the Term Loan Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses):	$____________________

	iii. the Specified Transactions[16]:	$____________________

	iv. any Qualified Acquisition[17]:	$____________________

	v. any other debt incurrence permitted under Section 7.09:	$____________________

	Total for Line II.D. (Lines II.D.i + II.D.ii + II.D.iii + II.D.iv + II.D.v):	$____________________

E.	to the extent deducted in determining Consolidated Net Income for such period, depreciation and amortization expense:	$____________________

F.	the amount of cash dividends and cash distributions earned in such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures, provided that the amount of cash dividends and cash distributions earned in such period from Designated Joint Ventures formed, designated or otherwise acquired after the First Amendment Effective Date and added pursuant to this Line II.F.ii shall not exceed, in the aggregate twenty-five percent (25%) of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined before giving effect to the inclusion of any such amounts from such Designated Joint Ventures):	$____________________

G.	the amount collected during the period from finance lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income:	$____________________

H.	non-cash long term compensation expenses:	$____________________

16 (i) The negotiation, execution and delivery of, and the consummation of the transactions under, the Merger Agreement, (ii) the negotiation, execution and delivery of each of the Gas Gathering Agreement, the Intercompany Loan Agreement, the Share Purchase Agreements, the letter agreement described in clause (i) of the definition of Water Services Transaction and any similar agreement described in clause (ii) of such definition, and the Credit Letter Agreement, and (iii) the negotiation, execution and delivery of, and the consummation of the transactions under, any documentation governing a transaction permitted by Sections 7.01, 7.05 (including any Partnership Rollup Event or Partnership Restructuring Event), 7.08 or 7.09 of the Agreement, in each case, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

17 An Acquisition by the Borrower or any Subsidiary, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions by the Borrower and its Subsidiaries in any rolling 12-month period, is greater than or equal to $25,000,000.

	I.	to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of consideration received over the amount of revenue recognized, which would have had the effect of reducing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment:	$____________________

	J.	to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower:	$____________________

	K.	any amounts previously added to Consolidated EBITDA pursuant to Line II.H above during a prior period to the extent they are paid in cash during the current period:	$____________________

	L.	to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of revenue recognized over the amount of consideration received, which would have had the effect of increasing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment:	$____________________

	M.	Consolidated EBITDA at Statement Date (Lines II.A. + II.B. + II.C. + II.D. + II. E. + II.F + II.G + II.H + II.I – II.J – II.K - II.L.):[18]

III.	Consolidated Debt to Consolidated EBITDA for fiscal quarter ended the Statement Date: (Line I.C. ÷ Line II.M.) Maximum permitted[19]		____________________

Fiscal Quarter	Maximum Consolidated Leverage Ratio
Each fiscal quarter ending prior to the First Amendment Effective Date	5.00 to 1.00
Each fiscal quarter ending on and after the First Amendment Effective Date and on or prior to March 31, 2021	5.75 to 1.00
Each fiscal quarter ending on and after June 30, 2021 and on or prior to December 31, 2021	5.50 to 1.00
Each fiscal quarter ending on and after March 31, 2022 and on or prior to December 31, 2022	5.25 to 1.00
Each fiscal quarter ending on and after March 31, 2023	5.00 to 1.00

18 May include, at Borrower’s option, Qualified Project EBITDA Adjustments as provided in, and in accordance with the terms of, Section 1.03(c)(ii) and the definition of “Qualified Project EBITDA Adjustments” set forth in the Credit Agreement

19 Subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the First Amendment Effective Date), the maximum Consolidated Leverage Ratio permitted with respect to each of the first three consecutive quarters ending following such Qualified Acquisition shall be increased by 0.50; provided, further, that the maximum Consolidated Leverage Ratio permitted with respect to any of such first three consecutive fiscal quarters ending following such Qualified Acquisition shall not exceed the greater of (x) 5.50 to 1.00 and (y) the maximum Consolidated Leverage Ratio specified for any applicable period in the table below Line III.

Schedule 3

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage